Exhibit (a)(1)(C)

Alcatel-Lucent announces preliminary results of Alcatel-Lucent USA Inc.’s offer to purchase 2.875% Series B convertible senior debentures due in 2025

Paris, France, June 13, 2013—Alcatel-Lucent (Euronext Paris and NYSE: ALU) has announced today the preliminary results of the offer to purchase by its wholly owned subsidiary, Alcatel-Lucent USA Inc., its 2.875% Series B convertible senior debentures due in 2025 at the option of their holders*. Alcatel-Lucent USA Inc. made the offer to purchase pursuant to the terms of the indenture governing the debentures. The tender offer expired at 11:59 p.m., New York City time, on June 12, 2013.

BNY Mellon, the trustee and paying agent for the tender offer, received $763,828,000 aggregate principal amount of debentures validly surrendered and not validly withdrawn. Alcatel-Lucent USA Inc. will accept for purchase such debentures, representing approximately 99.8% of all outstanding debentures, on June 17, 2013. Alcatel-Lucent USA Inc. will deposit the $763,828,000 aggregate purchase price for such debentures with the paying agent, in cash, no later than June 17, 2013.

The aggregate principal amount of debentures validly surrendered and not validly withdrawn is subject to verification by BNY Mellon. The final results of the tender offer will be announced on June 17, 2013.

Debenture holders are advised that questions related to the surrender of debentures covered by the tender offer should be directed to BNY Mellon, the paying agent for the tender offer, at 212-815-5283.

*	The purchase price for the debentures is $1,000 per $1,000 principal amount of debentures, plus any accrued and unpaid interest up to, but not including, June 15, 2013, the interest payment date under the indenture governing the debentures.

About Alcatel-Lucent (Euronext Paris and NYSE: ALU)

The long-trusted partner of service providers, enterprises and governments around the world, Alcatel-Lucent is a leading innovator in the field of networking and communications technology, products and services. The company is home to Bell Labs, one of the world’s foremost research centers, responsible for breakthroughs that have shaped the networking and communications industry.

Alcatel-Lucent innovations are regularly recognized by international institutions for their positive impact on society. In 2012 and for the second year running, Alcatel-Lucent was named one of the Thomson Reuters Top 100 Global Innovators, recognition for the company’s continued addition to its world-class patent portfolio, one of the largest in the telecom industry. Alcatel-Lucent has also been recognized for its sustainability performance. In 2012 the company was ranked Technology Supersector Leader by the Dow
Jones Sustainability Index. Through its innovations, Alcatel-Lucent is making communications more sustainable, more affordable and more accessible as we pursue our mission of Realizing the Potential of a Connected World.

With operations throughout the world, Alcatel-Lucent is a local partner with global reach. The Company achieved revenues of Euro
14.4 billion in 2012 and is incorporated in France and headquartered in Paris.

For more information, visit Alcatel-Lucent on: http://www.alcatel-lucent.com, read the latest posts on the Alcatel-Lucent blog http://
www.alcatel-lucent.com/blog and follow the Company on Twitter: http://twitter.com/Alcatel_Lucent.

ALCATEL-LUCENT PRESS CONTACTS

SIMON POULTER	simon.poulter@alcatel-lucent.com	T : +33(0)1 40 76 50 84

ALCATEL-LUCENT INVESTOR RELATIONS

FRANK MACCARY	frank.maccary@alcatel-lucent.com	T : + 33(0)1 40 76 12 11
TOM BEVILACQUA	thomas.bevilacqua@alcatel-lucent.com	T : + 1 908-582-7998
CORALIE SPAETER	coralie.spaeter@alcatel-lucent.com	T : +33(0)1 40 76 49 08

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, in this press release regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

The statements in this press release are made as of June 13, 2013. Subsequent events or developments may cause our views to change.

Page 2 of 2